Exhibit 10.21

February 1, 2013

Anurag Gupta
9 Parkhill
5 Esher Park Ave. Esher, UK KT10 9NP

Dear Anurag,
We are pleased to extend you this offer of employment with IHS Inc. (“IHS” or the “Company”) for the position of EVP, Strategy, Products and Operations reporting to Scott Key, President and COO with a start date of Tuesday, April 2, 2013.

This offer is contingent upon your satisfactory completion of, and our acceptance of, the pre-employment requirements of IHS, as follows:

·     Security and background screening in accordance to the criteria set forth by IHS.
·     A pre-employment drug test. (can be done when you return to the US)
·     Execution of our standard Employee Confidentiality, Non-Compete and Innovations Agreement.

This offer is also subject to final Board approval.

1.	Compensation
Your salary for this full-time, exempt position will be $575,000 per annum, payable in bi-weekly installments. You will be eligible to participate in the 2014 fiscal year merit program, at which time you will receive a year end performance review for 2013 and you may be eligible to receive a prorated merit increase commensurate with your performance rating and based on management’s discretion.

2.	Annual Incentive Plan
You will be eligible to participate in the 2013 fiscal year IHS Annual Incentive Plan as modified by IHS, in its business judgment, from time-to-time. Your target bonus percent is 75% of your base salary. Your bonus payout will be based on actual business results and individual performance and will be prorated based on your hire date. You must be employed by IHS on the date of payout, which will be no later than February 15th of the next Fiscal Year, to be eligible to receive any bonus monies. This is generally capped at 150% of target.

3.	Relocation
Your position will be based in our Englewood, CO office. You will be eligible for relocation assistance under the IHS relocation policy in the event you are not repatriated. A copy of the Relocation Policy will be forwarded to you along with a Relocation Reimbursement Agreement at the time you exercise this benefit.

4.	Benefits
You will be eligible for the standard benefits package offered to all eligible US-based IHS colleagues, which currently includes medical, dental, vision, life and accidental death & dismemberment insurances, short and long term disability insurances, voluntary insurance plans, as well as participation in the IHS 401(k) plan. Eligibility for benefits is the first of the month after date of hire with the exception of the short-term disability, which is first of the month after completion of 6-months of employment. IHS does not guarantee that such benefits will remain the same during the period of time in which you are employed.

5.	Vacation
As a senior executive of IHS you will be eligible for 25 days of vacation. During the first year of your employment, your vacation will be prorated based upon the number of days from your hire date to November 30, 2013. You will be eligible to take these prorated days after your date of hire. In subsequent years, the vacation is advanced at the beginning of the fiscal year, December 1st. Colleagues also receive 8 FTO (Flex-Time-Off) days per year to use for any absence except vacation or the extension of a vacation or holiday. FTO is also prorated for your first year of employment.

6.	New Hire Restricted Stock Units (RSUs)
IHS will grant you 10,000 shares of IHS restricted stock units that, upon vest, are payable in shares of IHS common stock. The Restricted Stock Units will be granted within 45 days of your hire date. The restricted stock units will vest 50% on the first anniversary of the Grant Date and 50% on the second anniversary of the Grant Date, provided you are employed by IHS on the vesting dates.

7.	New Hire Performance-Based Restricted Stock Units (RSUs)
IHS will grant you 15,000 shares of Performance Based IHS restricted stock units that, upon vest, are payable in shares of IHS Common Stock. The Restricted Stock Units will be granted within 45 days of your hire date. The performance measures are based on IHS revenue and adjusted EBITDA for the three year period ending November, 30, 2015, and will align you with other IHS Executives. If we exceed our performance targets, you have the potential to earn up to 175% of the performance-based restricted stock units granted to you. On the other hand, if we do not meet minimum performance levels, you will forfeit the entire performance award. This means you could receive between zero and 26,250 shares of IHS Stock when the performance-based restricted stock units vest no later than Feb, 29, 2016, provided you are employed by IHS on the vest date.

8.	Long-Term Incentive Program (LTI)
You will be eligible to participate in the Long-Term Incentive Program on an annual basis as modified by IHS in its business judgment, from time to time. This program provides the potential for additional equity grants based on your individual performance and at amounts comparable to your peers. For reference only, it is anticipated that you will be eligible for a 2014 and ongoing annual grant approximating $700,000 in value, subject to Board approval, Company and individual performance and at the discretion of the Company.

9.	Termination
The offer letter is not a contract of employment and does not entitle you to employment for any specified period of time. Your employment is considered employment-at-will and may be terminated by you or by us for any or no reason.

If you are terminated by IHS without ‘cause’ (as defined below), you will receive a lump-sum cash payment equal to the sum of:

(i)
Any earned but unpaid base salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the IHS’ otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination; and

(ii)    An amount equal to 1.5 times your base salary.

In addition to the foregoing lump-sum payment:

(iii)
You will receive the portion of your annual bonus under the IHS Annual Incentive Plan for the fiscal year of termination that is tied to the achievement of IHS’ performance objectives for such fiscal year, based on the IHS’ actual achievement of such performance objectives for the full fiscal year, prorated for the number of days that have elapsed during such fiscal year prior to the termination of your employment. You will receive any portion of your annual bonus for the fiscal year of termination that is tied to achievement of personal objectives for such fiscal year at “Target” level for the achievement of such personal objectives, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment. The payment provided in this subparagraph (iii) will be made following the close of the fiscal year of termination at such time as the annual bonus for such fiscal year is paid by IHS to its then current executives;

(iv)
IHS will continue your participation in IHS’ medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by IHS providing substantially comparable benefits for the 18-month period following the date of such termination; and

(v)
Vesting of unvested stock options, restricted stock units and other equity awards then held by you will be determined in accordance with the terms and conditions of the applicable equity compensation plan under which each such equity grant is granted.

For purposes of this letter, ‘cause’ means any of the following: (i) conviction of or pleading guilty to a felony, (ii) commission of intentional acts of misconduct that materially impair the goodwill or business of IHS or cause material damage to its property, goodwill or business, or (iii) willful refusal or willful failure to perform your material duties after written demand that you do so. Termination of the employment shall not be deemed to be for cause hereunder unless and until written notice has been delivered to you by IHS which specifically identified the cause which is the basis of the termination and, if the cause is capable of cure, you have failed to cure or remedy the act or omission so identified within 14 calendar days after written notice of such breach. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of IHS. Notwithstanding the foregoing, you shall not be deemed to have been terminated for cause without reasonable notice to you setting forth the reasons, facts and circumstances for IHS’ intention to terminate for cause and an opportunity for you, together with your counsel, to be heard before the HR Committee or the Board of IHS.

10.	Change in Control
If there is a Change in Control (as defined below) and, within 15 months of such Change in Control, you terminate your employment for CIC Good Reason (as defined below) or you are terminated by the Company without Cause, you will receive a lump-sum cash payment equal to the sum of:

(i)
Any earned but unpaid base salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with the IHS’ otherwise applicable employee benefit plans or programs, including retirement plans and programs) accrued or owing through the date of termination;

(ii)	An amount equal to 2 times your base salary; and

(iii)
Your annual bonus under the IHS Annual Incentive Plan for the fiscal year of termination at “Target” level, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment.

In addition to the foregoing lump-sum payment:

(iv)
IHS will continue your participation in IHS’ medical, dental and vision plans (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by IHS providing substantially comparable benefits), for the 24-month period following the date of such termination; and

(v)	all unvested stock options, restricted stock units and other equity awards then held by you will fully vest and become exercisable as of the effective date of such termination.

For purposes of this Letter Agreement, "Change in Control" means the first to occur of:

(i)
the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as from time to time amended) of the beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of all outstanding securities of the Company;

(ii)
a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation;

(iii)
a reverse merger in which the Company is the surviving entity but in which securities possessing more than 50% of the total combined voting power of all outstanding voting securities of the Company are transferred to or acquired by a person or persons different from the persons holding directly or indirectly those securities immediately prior to such merger;

(iv)	the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company;

(v)	the approval by the shareholders of a plan or proposal for the liquidation or dissolution of the Company; or

(vi)
as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who are members of the board of directors of the Company before the Transaction will cease to constitute a majority of the board of directors of the Company or any successor thereto.

Notwithstanding the foregoing, in no event will a Change in Control be considered to have occurred as a result of: (i) the distribution by the Company to its stockholder(s) of stock in an Affiliate; (ii) the contribution by the Company of some or all of its assets in a transaction governed by Section 351 of the Code; (iii) any inter-company sale or transfer of assets between the Company and any Affiliate; (iv) a dividend distribution by the Company; (v) a loan by the Company to any third party or an Affiliate; (vi) a Transaction, or series of Transactions, after which an Affiliate of the Company before such Transaction or series of Transactions, is either directly or indirectly in control of the Company thereafter; (vii) if the controlling shareholder is a trust, the acquisition, directly or indirectly, of the beneficial ownership of securities of the Company by any beneficiary of such trust if such beneficiary has a greater than 25% interest in such trust, or any descendants, spouse, estate or heirs of any such beneficiary, or a trust established for such beneficiary or for any descendants, spouse or heirs of such beneficiary; or (viii) the first underwritten primary public offering of the shares of common stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any similar or successor form) under the Securities Act of 1933, as from time to time amended. For purposes of this Agreement, "Affiliate" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Company, including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").
For purposes of this Letter Agreement, "CIC Good Reason" means any of:

(i)	the material diminution of your position (including titles and reporting relationships), duties or responsibilities, excluding immaterial actions not taken in bad faith;

(ii)
the breach by IHS of any of its material obligations under this letter agreement, excluding immaterial actions (or failures or action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied, are remedied by IHS within 30 days after receipt of notice thereof given by you;

(iii)
IS’HS’ relocation of your principal location of work by more than 50 miles (other than any relocation recommended or consented to by you); it being understood, however, that you may be required to travel on business to other locations as may be required or desirable in connection with the performance of your duties as specified in this letter agreement.

11.	Release
Any payment or benefit that you are eligible to receive under paragraphs 9 or 10 will be contingent on your execution of a release in a form acceptable to IHS within 60 days of the date of your separation from service.  If you fail to execute such a release within such 60 day period, you will not be eligible to receive any payment or benefit under paragraphs 9 or 10.  If you execute such a release within such 60 day period, the lump-sum payment under paragraph 9(i) and (ii) or under paragraph 10(i) or (ii), as applicable, will be made within the 60 day period from the date of your separation from service, following the execution of such release; provided that any payments under this letter agreement that could be paid during a period that begins in one taxable year and ends in a subsequent taxable year shall be paid in the subsequent taxable year.  The payments or benefits you are eligible to receive under paragraph 9 or 10 are in lieu of any termination payments or benefits which you might otherwise be eligible to receive under any standard severance policy maintained by the IHS and/or its Affiliates.

12.	Timing and Form of Payments under Paragraphs 9 and 10

All payments due to you under paragraph 9 and 10 above shall be made no later than two and one-half months following your separation from service unless the following provisions pertaining to specified employees applies to you.  You are likely to be a specified employee (as defined in Treas. Reg. §1.409A-1(i)) as of the date of a separation from service.  All payments to be made to you under paragraphs 9 or 10 may not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six-month period, the date of your death). For this purpose, if you are not a specified employee as of the date of a separation from service, you will not be treated as subject to this requirement even if you would have become a specified employee if you had continued to provide services through the next specified employee effective date. Similarly, if you are treated as a specified employee as of the date of a separation from service, you will be subject to this requirement even if you would not have been treated as a specified employee after the next specified employee effective date had you continued providing services through the next specified employee effective date.

Please acknowledge in the space below and sign the attached Employee Confidentiality, Non-Compete and Innovations Agreement. Scan both documents and send them to me via email: jeff.sisson@ihs.com. Hard copies can also be returned to me at 15 Inverness Way East, Englewood, CO 80112. Please retain a copy for your files.

Anurag, we are very excited to have you join the team here at IHS. If you have any questions regarding this offer letter, my direct line is 303-397-2383 or you can email me at jeff.sisson@ihs.com.
Sincerely,

/s/ Jeff Sisson

Jeff Sisson
SVP and Chief Human Resources Officer
IHS Inc.
Global Human Resources

cc:    Scott Key

Acknowledged:

/s/ Anurag Gupta	February 5, 2013
Anurag Gupta	Date